Exhibit 10.19

April 11, 2003

Lee McGrath

CFO

Versant Corporation

6539 Dumbarton Circle

Fremont, CA 94555

Re:  Amendment to the Loan and Security Agreement ("Agreement") dated April 18, 2002

Dear Lee,

Per our discussions, this letter will confirm that Pacific Business Funding ("Bank") a division of Cupertino National Bank will extend the maturity date of it's Loan and Security Agreement to Versant Corporation from April 18, 2003 to July 18, 2003.

Borrower will pay Lender a fee of $6,250 for this extension.

All other terms and conditions granted to each party in the Loan and Security Agreement ("Agreement"), excepted as specifically noted above, shall remain the same.

Please call with any questions or sign below acknowledging the above.

Best regards,

/s/ Mike Hansen
Senior Vice President
Pacific Business Funding

Agreed to:

By:	/s/ Lee McGrath
It's:	Chief Financial Officer
Date	April 11, 2003